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                                                                    EXHIBIT 99.1

[ASTEA LOGO APPEARS HERE]



CONTACTS:
AT ASTEA                   MEDIA RELATIONS               INVESTOR RELATIONS
Jack Phillips              Steven Greene                 Harvey A. Goralnick
Chief Financial Officer    Sperling Greene Associates    FOCUS Partners LLC
Astea International Inc.   (212) 366-5060                (212) 752-9445
(215) 682-2500             sgreene@sperlinggreene.com    info@focuspartners.com
jphillips@astea.com

                 ASTEA COMPLETES SALE OF ITS ABALON SUBSIDIARY


HORSHAM, PA. January 4, 1999 - Astea International (Nasdaq: ATEA), a leading developer and supplier of Customer Management Solutions (CMS) software, today announced that it has sold its Abalon subsidiary to Industri-Matematic International Corp. (Nasdaq: IMIC) for $9.5 million in cash.

Jake LaMotta, President and COO of Astea, noted, "The sale of Abalon represents the final organizational step necessary to re-focus Astea on its core competencies: the development of leading-edge, mission critical Customer relationship management solutions. Customer-focused service applications represent the historic strength and expertise of Astea as well as its strongest market position. The Abalon divestiture allows this management team to sharply focus development and marketing efforts on Astea's flagship service-related CMS product suites. The divestiture proceeds, from Bendata and now Abalon, make it possible for us to aggressively emphasize sales and marketing efforts that will take advantage of dramatically increasing product licensing opportunities in this market space."

According to Zack Bergreen, Chairman and CEO of Astea International, "The sale of Abalon improves our management team's market focus, helps to simplify our organization and culture, and funds continued expansion of both product development and sales and marketing efforts designed to maximize our impact and success worldwide."

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Astea also announced today the appointment of John Jacobs as Vice President of
Software Development as of December 7, 1998. "John's appointment demonstrates the Company's commitment to strengthen its software development pipeline" commented Mr. LaMotta. Mr. Jacobs brings over 23 years of engineering, development, and operational skills with him to Astea, including 15 years experience in all aspects of the product development life cycle with Shared Medical Systems (SMS) of Malvern, Pa. In his most recent role, as Group Manager for one of SMS's new strategic clinical information systems, he was directly responsible for spearheading the development of an enterprise-wide, three tier, Microsoft-centric product.

ABOUT ASTEA INTERNATIONAL

Astea International develops Customer Management Software that enables organizations to automate their field service and customer support operations. Astea's products include ServiceAlliance, an integrated, client/server customer-service automation application that can be easily configured and rapidly deployed, DISPATCH-1, the industry's leading and most complete field service application, and V-Service, a unique, 100% web-based field service application. Astea markets its products through direct and indirect sales and services networks throughout North America, Europe, Israel, Asia, Australia and New Zealand.

The Company's customer base includes such industry leaders as StorageTek, Groupe Bull, NCR, GTE Customer Networks, Phillips Medical Systems, Siemens Business Communications Systems, Johnson Controls, Sprint, and Pomeroy Computer Resources. Astea's products embody 20 years of industry-leading experience and knowledge-building tightly integrated, end-to-end solutions for service-based organizations of different sizes and needs. Astea can be reached at (800) 724-2891 or via the World Wide Web at www.astea.com.

DISPATCH-1 and ServiceAlliance are trademarks of Astea International, Inc. All other company and product names mentioned herein are trademarks of their respective holders.This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and the continued overall growth in the customer management solutions market industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission.